FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS SECOND-QUARTER 2008 RESULTS

Company Reports 52 Percent Earnings Increase

PROVO, Utah — July 31, 2008 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced second-quarter revenue of $321.7 million, a 12 percent improvement over the prior-year period. Revenue was positively impacted 6 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.32 compared to $0.21, a 52 percent improvement over the same quarter of 2007. Quarterly earnings were positively impacted $0.03 from the translation of yen-denominated debt to U.S. dollars.

“We’re pleased with the strength of our business,” said Truman Hunt, president and chief executive officer. “We are seeing good global momentum due to improved distributor alignment and strong product initiatives, which was demonstrated by 31 percent growth in our personal care brand and continued stability in our nutrition line. We also continue to reap benefits from our business transformation efforts, particularly on our bottom line as evidenced by a 170 basis point improvement in operating margin. Overall, our global operations are generating positive results and we remain on track to deliver our 2008 business objectives.”

Regional Results

North Asia. Second-quarter revenue in North Asia was $151.0 million, compared to $145.7 million for the same period in 2007. North Asia’s results were positively impacted approximately 7 percent by foreign currency fluctuations. A local-currency revenue decline of 13 percent in Japan was offset by a 23 percent revenue increase in South Korea. The number of executive distributors in the region was down 6 percent while the number of active distributors was essentially even with the prior-year period.

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Nu Skin Enterprises
July 31, 2008

Americas. Revenue in the Americas was $57.3 million, a 26 percent increase over the prior-year period. In the United States, revenue improved 21 percent, while in Canada and Latin America revenue grew by 32 percent and 88 percent, respectively. Both the executive and active distributor counts in the region improved 13 percent over prior-year results.

Greater China. Revenue in Greater China increased 7 percent to $55.8 million for the quarter primarily due to foreign currency fluctuations. The regional convention held in Hong Kong during the quarter generated local currency revenue growth of 29 percent. Sales declines of 3 and 14 percent in Taiwan and Mainland China, respectively, include the negative impact of distributors from both markets making purchases at the regional convention in Hong Kong. The executive distributor count in the region increased 1 percent, while the number of active distributors was down 15 percent.

Europe. Revenue from Europe was $30.4 million, a 61 percent improvement over the prior-year period. Results in the region were positively impacted approximately 13 percent by foreign currency fluctuations and benefited from strong growth in virtually all parts of the European region. Executive and active distributor counts in the region increased 43 percent and 30 percent, respectively, compared to the prior-year period.

South Asia/Pacific. Revenue in South Asia/Pacific was $27.2 million, a 9 percent improvement over the prior year. Regional results were positively impacted approximately 6 percent by favorable foreign currency fluctuations, as well as by solid results in most markets. The region’s second-quarter executive count improved 1 percent while the active distributor count decreased 7 percent compared to the same period in 2007.

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Nu Skin Enterprises
July 31, 2008

Operational Performance

The company’s gross margin was 81.6 percent, a 60-basis-point decrease over the prior-year period. The decline is due in part to a shift in global revenue mix from Japan to other markets with slightly lower gross margins, and by a dramatic increase in sales of the Galvanic Spa System II, which has a slightly lower gross margin than the company average.

Selling expenses as a percent of revenue were 42.6 percent in the second quarter, a 30-basis-point improvement. General and administrative expenses were $96.5 million, or 30.0 percent of revenue, compared to $91.8 million, or 32.0 percent of revenue in the prior-year period. Second-quarter general and administrative expenses were negatively impacted approximately $4.6 million by foreign currency fluctuations and $5.0 million in distributor convention expenses. Prior-year results did not include any significant convention expenses but did include approximately $2.8 million of restructuring costs associated with the closing of Brazil.

The company’s income tax rate for the quarter was 37.7 percent. In addition, the company’s cash and short-term investment position at the end of the quarter was $94.4 million while dividend payments during the quarter were $7.0 million. The company repurchased $2.0 million of its outstanding shares during the quarter.

Outlook

“Our second-quarter performance keeps us on course to achieve record results in 2008,” said Hunt. “Going forward, we will continue to fuel the strong growth that we are seeing in the majority of our markets and capitalize on the business transformation efforts that are yielding bottom-line improvement. We also anticipate that the increasing geographic diversity of our global revenue mix will continue to strengthen the company as we see impressive growth continuing in South Korea, Europe, the United States and Latin America.

“While we are seeing great strength in the majority of our markets, we remain focused on improving our business in Japan. As we announced in a separate release, we are deploying additional management resources to Japan with the formation of a North Asia regional management team, a management structure consistent with our other regions. This group is charged with executing proven growth initiatives in Japan that are consistent with what is working in our most successful markets.

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Nu Skin Enterprises
July 31, 2008

“Looking ahead, we are optimistic about the potential of our business and believe we are in an ideal position to capitalize on our competitive advantages. From a product perspective, we are looking stronger than ever. With robust personal care and nutrition portfolios, we are uniquely positioned to deliver anti-aging technologies that enable our distributors to demonstrate the difference of our products. Moreover, as the world’s economic situation remains relatively unstable, we are seeing more and more people looking at our business opportunity as a source of supplemental or replacement income,” concluded Hunt.

“Based on our recent results and continuing to model a yen rate of 108 to the dollar, we are increasing our revenue guidance to $1.23 to $1.24 billion with earnings per share of $1.17 to $1.22,” said Ritch Wood, chief financial officer. “We anticipate third-quarter revenue of $305 to $310 million, and earnings per share in the $0.30 to $0.32 range,” concluded Wood.

The company’s management will host a webcast with the investment community on July 31, 2008 at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through Aug. 15, 2008.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 47 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

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Nu Skin Enterprises
July 31, 2008

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s belief that it is on track to reach its 2008 objectives and targets; (ii) management’s anticipation that strong growth will continue, particularly in South Korea, Europe, the United States and Latin America, and that business transformation efforts will continue to yield bottom-line improvement; (iii) management’s confidence and optimism with respect to its business and product portfolio; and (iv) management’s revenue and earnings projections for 2008 and the third quarter of 2008 set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, foreign currency exchange rate fluctuations, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (b) uncertainty regarding the impact on our business of the increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (c) an increase in complaints to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to our business if such increase results in further regulatory scrutiny; (d) regulatory risks associated with the company’s tools and products, which could inhibit our ability to market a tool or product in a market if it is determined to be a medical device in any market or if our distributors make unauthorized claims that would cause such products to be classified as drugs; (e) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (f) risks that the direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, including continued delays and uncertainty in the provincial direct selling licensing process, and risk that the implementation of a direct selling model will not result in the anticipated growth of the company’s business in China given the restrictive nature of the direct selling laws; (g) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner, increased regulatory scrutiny of nutritional products by regulators or changes in regulatory requirements that impact our products; (i) any failure of the implementation of recent business transformation initiatives to reduce overhead and drive growth; (j) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others similar to claims made against some of the company’s competitors; and (k) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 29, 2008 and Quarterly Report on Form 10-Q filed on May 12, 2008. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises
July 31, 2008

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2008 and 2007
(in thousands, except per share amounts)

	2008	2007
Revenue:
North Asia	$ 151,025	$ 145,693
Americas	57,253	45,469
Greater China	55,778	52,099
Europe	30,445	18,943
South Asia/Pacific	27,212	25,037
Total revenue	321,713	287,241

Cost of sales	59,319	51,090

Gross profit	262,394	236,151

Operating expenses:
Selling expenses	136,983	123,317
General and administrative expenses	96,480	91,810
Total operating expenses	233,463	215,127

Operating income	28,931	21,024

Other income (expense), net	4,110	897
Income before provision for income taxes	33,041	21,921
Provision for income taxes	12,440	8,129

Net income	$ 20,601	$ 13,792

Net income per share:
Basic	$ 0.32	$ 0.21
Diluted	$ 0.32	$ 0.21

Weighted average common shares outstanding:
Basic	63,561	64,523
Diluted	64,269	65,343

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Nu Skin Enterprises
July 31, 2008

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six Month Periods Ended June 30, 2008 and 2007
(in thousands, except per share amounts)

	2008	2007
Revenue:
North Asia	$ 300,459	$ 285,952
Americas	107,669	87,788
Greater China	105,682	101,052
Europe	53,278	37,466
South Asia/Pacific	52,714	48,623
Total revenue	619,802	560,881

Cost of sales	113,516	101,769

Gross profit	506,286	459,112

Operating expenses:
Selling expenses	264,896	239,755
General and administrative expenses	185,035	180,782
Total operating expenses	449,931	420,537

Operating income	56,355	38,575

Other income (expense), net	(1,719)	103
Income before provision for income taxes	54,636	38,678
Provision for income taxes	20,546	14,386

Net income	$ 34,090	$ 24,292

Net income per share:
Basic	$ 0.54	$ 0.37
Diluted	$ 0.53	$ 0.37

Weighted average common shares outstanding:
Basic	63,509	65,228
Diluted	64,242	66,098

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Nu Skin Enterprises
July 31, 2008

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$ 92,558	$ 87,327
Current investments	1,820	5,225
Accounts receivable	25,802	23,424
Inventories, net	107,675	100,792
Prepaid expenses and other	45,174	49,576
	273,029	266,344

Property and equipment, net	84,743	88,529
Goodwill	112,446	112,446
Other intangible assets, net	84,392	86,163
Other assets	135,427	129,761
Total assets	$ 690,037	$ 683,243

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 27,449	$ 24,108
Accrued expenses	106,739	115,620
Current portion of long-term debt	27,257	31,441
	161,445	171,169

Long-term debt	158,904	169,229
Other liabilities	71,564	67,836
Total liabilities	391,913	408,234

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	214,072	209,821
Treasury stock, at cost	(414,220)	(413,976)
Retained earnings	566,955	546,832
Accumulated other comprehensive loss	(68,774)	(67,759)
	298,124	275,009
Total liabilities and stockholders' equity	$ 690,037	$ 683,243

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Nu Skin Enterprises
July 31, 2008

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of June 30, 2008		As of June 30, 2007		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	329,000	14,292	329,000	15,188	—	(5.9%)
Americas	174,000	4,921	154,000	4,346	13.0%	13.2%
Greater China	130,000	6,443	153,000	6,376	(15.0%)	1.1%
Europe	71,000	2,648	55,000	1,852	29.1%	43.0%
South Asia/Pacific	64,000	2,168	69,000	2,142	(7.2%)	1.2%
Total	768,000	30,472	760,000	29,904	1.1%	1.9%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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